EXHIBIT 99.5

Frank N. Magid Associates, Inc.
3 Columbus Circle, Suite 1401
New York, NY 10019

Board of Directors
Digital Domain Media Group, Inc.
8881 South US Highway One
Port St. Lucie, Florida 34952

Members of the Board:

We hereby consent to the citation by Digital Domain Media Group, Inc. (the “Company”) of any data provided in our report “Sizing the Visual Effects Market: A Bottom-Up Analysis of Market Size, Participants, Growth Drivers and Trends Within the VFX Industry” (July 2011), and to the use of our name in connection with the use of such data, in the Registration Statement on Form S-l (including all amendments thereto) filed by the Company with the Securities and Exchange Commission.

FRANK N. MAGID ASSOCIATES, INC.

By:          /s/ Mike Vorhaus

Name:     Mike Vorhaus

Title:       President, Magid Advisors

August 11, 2011